Exhibit 99.1
ABERCROMBIE & FITCH CO. APPOINTS NEW BRAND PRESIDENTS
Stacia Andersen to Lead Abercrombie & Fitch/abercrombie kids; Kristin Scott to Lead Hollister

New Albany, Ohio, May 23, 2016: Abercrombie & Fitch Co. (NYSE: ANF) (the “Company”) today announced new Brand Presidents. Stacia Andersen has been appointed as Brand President of Abercrombie & Fitch and abercrombie kids, and Kristin Scott has been appointed as Brand President of Hollister Co.

Ms. Andersen was most recently Senior Vice President of Merchandising of Target Corporation and Ms. Scott was most recently Executive Vice President, General Merchandise Manager at Victoria’s Secret.

Both will report to Fran Horowitz, the Company’s President and Chief Merchandising Officer. They will each have overall responsibility for all product and customer-facing activities for their brands. Ms. Andersen will join the Company on or about June 13, 2016 and Ms. Scott will join the Company on August 1, 2016.

Commenting on the appointments, Ms. Horowitz said, “We look forward to welcoming Stacia and Kristin to the team. They are innovative, strategic leaders with extensive experience and records of success across large retail organizations. Both are collaborative, engaging and passionate, aligning with our culture and values. I am confident that both will provide strong, experienced leadership to move our brands forward. ”

Executive Bios

Stacia Andersen, 45, held a number of senior positions in key retail disciplines in her over 20-year career at Target Corporation. Most recently, she served as Senior Vice President of Merchandising, responsible for Target’s apparel, accessories, and baby omnichannel businesses. In that role, Ms. Andersen set overall strategic direction and led all merchandising, product and brand creation, designer and brand partnerships, pricing and promotions, and channel strategies for growth. She also led the strategy for Target designer partnerships including Lilly Pulitzer, Joseph Altuzarra, and WhoWhatWear.

During her career at Target Corporation, Ms. Andersen developed significant breadth across the business, with experience in merchandising, global sourcing, planning, omnichannel and brand building. Prior to her role as Senior Vice President of Merchandising in Apparel and Home, Ms. Andersen was President of Sourcing, where she led a team of 2,000 associates in 30 countries and was responsible for sourcing, global trade strategy, social compliance, quality assurance and product safety.

Ms. Andersen is a graduate of Buena Vista University in Storm Lake, Iowa where she received a Bachelor of Arts in Marketing & Corporate Communications.

Kristin Scott, 48, has over 25 years of retail experience spanning multiple categories and every aspect of the business, from developing a merchandise vision to supply chain, negotiations, visual, marketing, merchandise presentation, in-store execution, and sales. Over the past nine years, Ms. Scott has held senior positions at Victoria’s Secret, including, most recently serving as Executive Vice President, General Merchandise Manager. During her tenure, Ms. Scott successfully built emerging Sport and Swim businesses and, prior to that, led Stores Merchandising, where she focused on developing a customercentric store experience.

Prior to joining Victoria’s Secret, Ms. Scott was Vice President, General Merchandise Manager for Gap Outlet, where she transformed the operation from a remake and transfer business into a product development model. Ms. Scott started her career at Target Corporation, where, over her 16 years with the company, she held senior leadership positions across Planning & Merchandising at both Target and Marshall Fields.

Ms. Scott is a graduate of Indiana University in Bloomington, Indiana where she received a Bachelor of Arts in Economics Psychology.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the fiscal year, the Company operated 754 stores in the United States and 178 stores across Canada, Europe, Asia and the Middle East. The Company also operates e-commerce websites at www.Abercrombie.com, www.abercrombiekids.com and www.HollisterCo.com.

Media Contact:
Michael Scheiner
Abercrombie & Fitch
(614) 283-6192
Public_Relations@abercrombie.com

Investor Contact:
Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com